Exhibit 10.7

Investment Agreement (TIER 2020) Agreement Number: 202100733

THIS INVESTMENT AGREEMENT DATED THE 1ST DAY OF APRIL 2020, BETWEEN:

ALBERTA INNOVATES

A Provincial research and innovation corporation

established pursuant to Section 6.1(3) of the Alberta

Research and Innovation Act

- and -

ADVEN INDUSTRIES INC.

A Corporation incorporated under the laws of

the Province of Alberta

(the “Applicant”)

BACKGROUND

1. The Applicant has submitted an application to develop and commercialize a novel technology or business solution to address a gap or market need in Alberta;

2. Such novel solution forms the basis of the Project titled “Construction of 300T/year Commercial Demonstration ASAC Plant”

3. The Applicant intends to work on the Project but requires funding from Alberta Innovates to carry out the Project; and

4. Alberta Innovates has reviewed the Application and, on such basis, has approved funding for the Project.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1 DEFINITIONS AND INTERPRETATION

1.1 Terms and Conditions

The Investment is governed by the Terms and Conditions which form a part of this Investment Agreement. A copy of the Terms and Conditions are attached as Schedule A.

1.2 Definitions

For ease of reference, a list of defined terms is included in Schedule B.

ARTICLE 2 PROJECT START AND COMPLETION DATES

2.1 Project

The Applicant agrees to undertake the Project as described in Schedule C - Project Description, including achieving the Milestones as required by Section 4.2 below.

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2.2 Project Start Date

It is agreed between the Parties that the Project Start Date is APRIL 1ST, 2020.

2.3 Project Completion Date

It is agreed between the Parties that the Project Completion Date is JULY 1ST, 2022. If the Project is not completed by such date then, subject to an amendment agreed to between the Parties, Alberta Innovates may elect to terminate this Investment Agreement. In such event, Alberta Innovates will notify the Applicant of its decision to terminate as soon as reasonably practical and shall advise the Applicant of the effective date of termination. Alberta Innovates will have no liability or obligation to reimburse the Applicant for any Project Costs incurred after the effective date of termination and may require the Applicant to return any portions of the Investment which were spent on Ineligible Expenses. Additionally, any portion of the Investment not used and accounted for in accordance with this Agreement as of the Project Completion Date or earlier termination is repayable by the Applicant to Alberta Innovates at Alberta Innovates’ request.

2.4 Effective Date of this Investment Agreement

The effective date of this Investment Agreement shall be the Project Start Date.

2.5 Term of this Investment Agreement

The Term of this Investment Agreement shall start on the Project Start Date and end on the later of: (i) the date Alberta Innovates pays the final portion of the Investment; (ii) the date the Project, as described in Schedule C, is completed; or (iii) the date Alberta Innovates communicates its receipt and acceptance of the Final Report to the Applicant.

ARTICLE 3 INVESTMENT BY ALBERTA INNOVATES, CONTRIBUTIONS OF THE APPLICANT

3.1 Investment by Alberta Innovates

Subject to the Terms and Conditions of this Investment Agreement, Alberta Innovates agrees to provide the Applicant with a contribution to the Project (the “Investment”) not exceeding $ 3,600,000 Canadian dollars in accordance with the payment schedule as set out in Schedule D. Notwithstanding the generality of the foregoing, Alberta Innovates reserves the right to withhold payment of any portion of the Investment if the Applicant(s) incurs a debt to Alberta Innovates, or its affiliates Innotech Alberta Inc. or C-FER Technologies (1999) Inc.

If the total Project Costs decrease, Alberta Innovates may elect to adjust its Investment pro-rata in accordance with such decrease. Alberta Innovates shall pay the Investment to the Applicant in the amounts and at the times specified in Schedule D.

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3.2 Milestone Payments

The Investment will be paid over time in accordance with the critical Milestones as set out in Schedule D. A

Project may have one or more Milestones, to be disbursed throughout the Term of this Investment Agreement, unless an extension is agreed to by the Parties. Upon completion of a Milestone, the Applicant is required to submit a Progress Report or Final Report (as the case may be) to Alberta Innovates. If a payment of the Investment is indicated in Schedule D at the Project Start Date, the Applicant shall detail all expenditures related to such funds in the Progress Report due on the completion of Milestone 1.

3.3 Milestones Generally

Milestones may overlap, but Alberta Innovates will not review more than one Progress Report or issue more than one payment per calendar month.

3.4 Interest and Investment

The Applicant shall invest any portion of the Investment paid to the Applicant but not immediately required for the Project, in such a manner that the interest rate or other rate of return will be readily ascertainable.

3.5 In-Kind Contributions

For clarity, In-Kind contributions will only be recognized as eligible when the costs incurred by the Applicant are incidental to its ordinary course of business, directly attributable to the Project and easily auditable.

3.6 Contributions by the Applicant(s)

The Applicant must apply, pay and deliver their Contribution as set out in Schedule D.

3.7 Eligible and Ineligible Expenses

The Investment shall only be applied towards Eligible Expenses pursuant to the terms of this Investment Agreement. Guidance concerning what constitutes an “Eligible Expense” versus an “Ineligible Expense” is provided under the definitions of those terms in Schedule B. It is a condition of the Investment that Alberta Innovates has the right to require the Applicant(s) to repay to Alberta Innovates any portions of the Investment which were used to cover Ineligible Expenses, and such amount shall constitute a debt immediately owing and repayable on demand by the Applicant(s) to Alberta Innovates.

ARTICLE 4 MILESTONE, REPORTING AND PAYMENT TIMELINES

4.1 Terms and Conditions

All Milestone Payments are subject to the Terms and Conditions. Alberta Innovates will pay and deliver the Investment to the Applicant(s) at the times identified in Schedule D upon completion of the particular Milestone, and Alberta Innovates’ written approval of the completed Progress Report or Final Report, as the case may be. Alberta Innovates may refuse to approve a Progress Report or Final Report, or request changes to such report, as determined in its sole discretion upon written notice to the Applicant advising of the reason for refusing approval and/or requesting a change.

4.2 Milestone, Reporting, and Payment Timelines

The Milestone, Reporting, and Payment Timelines are set out in Schedule D.

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4.3 Reporting Obligations During the Project

Alberta Innovates is a Provincial (Crown) Corporation. It is owned by the Government of Alberta. One of Alberta Innovates primary mandates is to support the development and commercialization of new and innovative technologies for the benefit of Alberta and Albertans. In doing so, Alberta Innovates invests public dollars to support the projects it funds. For that reason, Alberta Innovates is required to report to the Government of Alberta on its use of grant funding, to ensure Alberta Innovates mission and mandate are being achieved.

Regular Applicant reporting is a requirement, both during the Term and afterward. Upon the completion of a Milestone (as set out in Schedule D) the Applicant is required to submit a Progress Report in the form provided by Alberta Innovates. These Progress Reports are required to be submitted within thirty (30) days of the completion of the given Milestone. If the Applicant does not provide a Progress Report as required, this will be considered a default and Alberta Innovates may withhold payment of any portion of the Investment associated with that Milestone.

For the final Milestone of the Project, the Applicant will provide Alberta Innovates with a Final Report within thirty (30) days of the Project Completion Date. All Report templates (both for Milestone Progress Reports and Final Reports) will be provided by Alberta Innovates. These templates will clearly differentiate between sections that are considered confidential (and can only be disclosed to the Government of Alberta but to no other party), versus portions that are considered non-confidential and can be disclosed in the public domain. For clarity, all Reports (both Milestone Progress Reports and the Final Report) may be disclosed to the Government of Alberta in their entirety, on a strictly confidential basis.

The Final Report is intended to provide a high level summary of the Project. It allows Alberta Innovates to compare the actual results achieved to key performance indicators set at the outset of the Project, and to gauge whether the Project was successful. The Final Report may also be used to report to the Government of Alberta. Alberta Innovates will not publish the non-confidential portion of the Final Report in the public domain for six (6) months following the Project Completion Date. If this period is not sufficient for the Applicant to protect its Intellectual Property, or to publish its results in an academic journal or trade industry publication, the Applicant may request a further six (6) month extension. Alberta Innovates will not unreasonably withhold or delay its consent to such a request.

4.4 Annual Surveys

The Applicant further agrees to complete an annual survey in a format to be provided by Alberta Innovates, both during the Term of the Project and for five (5) years thereafter. The information contained within these surveys may be disclosed to third parties or published in the public domain without further notice to the Applicant(s), provided that prior to such disclosure Alberta Innovates will aggregate such information by removing any identifying particulars of the Applicant. All such information is deemed to be non-confidential for all of Alberta Innovates’ purposes and the Applicant agrees to provide such information when requested by Alberta Innovates for five (5) years after the Project Completion Date. Failure to complete the annual surveys may result in the Applicant being ineligible for future funding from Alberta Innovates.

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4.5 Advisory Committee

To better monitor the Project between Milestone and facilitate providing timely feedback, the Applicant may establish an advisory committee for the Project. The advisory committee will consist of one or more representatives appointed by each of the Parties and shall meet as often as Alberta Innovates deems appropriate but not more than once per quarter. The advisory committee is intended as an information forum for discussion, dialogue, and sharing of information between Milestones, and will not direct or steer the Project. The Applicant is solely responsible for managing the technical, financial and other challenges associated with the Project.

ARTICLE 5 CHANGES TO THE PROJECT

5.1 Changes and Review Procedure

Alberta Innovates expects the Applicant to set reasonable Milestone start and completion dates, anticipating times during the Term of the Project when setbacks or unavoidable delays may occur. Should an unforeseen circumstance arise whereby it is not possible to meet the deliverables set out in a particular Milestone, the Applicant may request an amendment to the Investment Agreement by contacting Alberta Innovates’ representative set out in ARTICLE 6 below no later than two (2) weeks prior to the next Milestone completion date. Changes may include, but are not limited to, the following: (i) an increase or decrease in the Investment associated with a particular Milestone, or the Project as a whole; (ii) a proposed change in the scope of the Project; (iii) a delay in the completion of a Milestone, irrespective of any impact on the Project Completion Date; (iv) a Change in Control of the Applicant(s); or (v) any other changes as determined by Alberta Innovates. Upon review of the request, Alberta Innovates may, at its sole and unfettered discretion, approve, decline or request further information concerning the change. Should a change be approved by Alberta Innovates, the remainder of the Investment Agreement shall remain in full force and effect unamended. Depending on the nature of the change, Alberta Innovates may require the Parties to execute an amendment to the Investment Agreement or by notice to all Parties that a new Milestone, Reporting & Payment Schedule D has been approved. If the requested change is declined, the Applicant may either elect to proceed with the Project as previously approved by Alberta Innovates or terminate the Investment Agreement, in which case no further payments from the Investment will be provided.

5.2 Cumulative Changes in Excess of Twelve Months

For clarity, any changes over the Term of the Project that result in more than a twelve (12) month extension from the original Project Completion Date will require approval by Alberta Innovates in writing. Should changes delay the Project Completion Date for more than twelve (12) months form the initial Project Completion Date not be approved in writing, all funding from Alberta Innovates shall cease on the day after the one year anniversary of the original Project Completion Date.

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ARTICLE 6 NOTICES

6.1 Generally

Any notice or other communication regarding the matters contemplated by this Investment Agreement shall be delivered to the individuals listed below and must be in writing and delivered by courier, registered mail or email, as follows:

IF TO ALBERTA INNOVATES:

For Project Matters:

Name: Paolo Bomben, Senior Manager, Clean Technology Development

Address: 250 Karl Clark Road, Edmonton, Alberta T6N 1E4

Phone: 587-779-2917

Email: Paolo.Bomben@albertainnovates.ca

For Agreement Matters:

Name: Isabel Salcedo, Program Associate

Address: 250 Karl Clark Road, Edmonton, Alberta T6N 1E4

Phone: 403-910-4998

Email: Isabel.Salcedo@albertainnovates.ca

IF TO THE APPLICANT:

Please complete the following:

For Project Matters:

Name:	Yanguang Yuan

Address:	AdvEn Industries Inc., 9407-3 20th Ave NW, Edmonton, Alberta T6N 1E5

Phone:	1 403 681 7772

Email:	yanguang.yuan@adven-industries.com

For Agreement Matters:

Name:	Phlip Chong

Address:	AdvEn Industries Inc., 9407-3 20th Ave NW, Edmonton, Alberta T6N 1E5

Phone:	1 416 818 8680

Email:	philip.chong@adven-industries.com

If the individual(s) named above are different than the Applicant Representative named in the Application, such person(s) must have the authority and permission to the Application and any attachments, the Investment Agreement, and all future correspondence, forms and other documentation. The person(s) listed above are deemed the Application Representative(s) on a go-forward basis.

A notice is deemed to be delivered and received on the date of delivery if delivered prior to 4:30 p.m. (MST time) on a Business Day and otherwise on the next Business Day.

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A Party may change its address for service from time to time by notice given to all other Parties in accordance with the foregoing provisions.

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ALBERTA INNOVATES

/s/ Maureen Lomas
Maureen Lomas
Vice President, Finance

/s/ Laura Kilcrease
Laura Kilcrease
CEO

[THIS SPACE LEFT INTENTIONALLY BLANK]

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CONSENT AND ACKNOWLEDGEMENT TO BE BOUND TO THE INVESTMENT AGREEMENT BY THE APPLICANT:

The undersigned agrees to be bound by this Investment Agreement.

ADVEN INDUSTRIES INC.

/s/ Weixing Chen

Per: (printed name):	Weixing Chen

Position:	Chief Technical Officer

I have authority to bind the company.

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SCHEDULE A – TERMS AND CONDITIONS

THE FOLLOWING LEGAL TERMS AND CONDITIONS ARE INCORPORATED INTO AND FORM PART OF THE INVESTMENT AGREEMENT. PLEASE REVIEW THESE TERMS CAREFULLY.

1.	Conditions of Payment

Alberta Innovates’ obligation to pay the Investment, or any portion or instalment thereof, is conditional on:

a.	the Applicant at all times being in compliance with the Investment Agreement;
b.	the Project progressing as set out in ARTICLE 4 - MILESTONE, REPORTING AND PAYMENT TIMELINES above;
c.	the Project being completed by the Project Completion Date;
d.	the Contribution to carry out and complete the Project remaining in place and being applied in accordance with ARTICLE 4 - MILESTONE, REPORTING AND PAYMENT TIMELINES; and
e.	timely completion of all Reports required.

2.	Use of Sub-Contractors

It is understood that the Applicant may require the use of another entity as a Sub-Contractor in order to adequately complete the Project. Where such Sub-Contractors are utilized, a collaboration letter, contract or agreement between the Applicant and the Sub-Contractor(s) must be in place prior to the Applicant proceeding with the Milestone which requires assistance from the Sub-Contractor, and a copy of the same will be provided to Alberta Innovates upon request, and on a strictly confidential basis. The Applicant shall be solely responsible for all work, acts, defaults any liabilities of any Sub-Contractor(s) so engaged and agree to release Alberta Innovates from all liability in respect of same.

3.	Alberta Innovates’ Right to Terminate Funding

Notwithstanding any other term of this Investment Agreement, Alberta Innovates may terminate its obligations under this Investment Agreement immediately or at any time during the Term in the event the Government of Alberta at any time suspends, revokes, reduces or terminates funding to Alberta Innovates. In such event this Investment Agreement shall terminate immediately subject to the obligation of the Applicant to provide a summary Report as set out below. Alberta Innovates will notify the Applicant of such suspension as soon as is reasonably practicable.

Notwithstanding any other terms of this Investment Agreement, Alberta Innovates may terminate this Investment Agreement at any time without cause on thirty (30) days’ written notice to the Applicant, and Alberta Innovates’ obligation to make any further payments of the Investment shall cease upon delivery of such notice.

Alberta Innovates additionally has the right to unilaterally terminate the Investment for any Project that incurs a Default or a Change of Control. However, Alberta Innovates will not terminate the Investment in the case of a Change of Control where:

a.	the Applicant continues to satisfy the minimum requirements to be eligible for the Program; and
b.	Alberta Innovates, the Applicant, and the new entity execute an assignment and novation agreement whereby the original Applicant agrees to assign its rights to the new entity, and the new entity assumes all obligations under the Investment Agreement and Alberta Innovates consents to such assignment and assumption.]

In the event of early termination as aforesaid, the Applicant will not be obligated to deliver the Final Report, but will provide to Alberta Innovates a Progress Report summarizing the outcomes of the Project up to the effect date of such termination, such report to be delivered not later than ninety (90) days from the date of termination.

4.	Termination of the Project for Delay

If the Applicant suspends or delays the Project for any reason whatsoever for a period in excess of one (1) year, or for periods which in the aggregate exceed twelve (12) months during the term of the Project, then Alberta Innovates may terminate this Investment Agreement immediately upon notice to the Applicant, in which case Alberta Innovates will have no further payment obligation. If the Applicant terminates its part of the Project for any reason prior to the Project Completion Date, Alberta Innovates must be notified immediately. Nothing will excuse the Applicant from providing a Progress Report summarizing the outcomes of the Project up to such date of termination.

Upon receipt of notice of termination except for reason of Default, the Applicant shall be entitled to be reimbursed for actual costs legally incurred priorto the date of termination, including all direct costs incurred in winding down the Project, which such reasonable costs will include actual non-cancellable, legal commitments made by the Applicant, as confirmed and approved by Alberta Innovates. The Applicant will use reasonable effort to ensure that any financial commitments made by the Applicant during this Investment Agreement which can be terminated immediately upon receipt of notice of termination to ensure the liabilities created pursuant to this Investment Agreement are reduced to a minimum.

5.	Repayment of the Investment

Alberta Innovates has the right to require the Applicant to repay any portions of the Investment paid to the Applicant where:

a.	the Applicant fails to comply with all reporting requirements set out in this Investment Agreement
b.	the Project is terminated by the Applicant prior to the Project Completion Date; or
c.	the Applicant incurs a Default.

In any of these instances, any amount of the Investment already advanced to the Applicant shall constitute a debt owed by the Applicant to Alberta Innovates on a dollar for dollar basis, together with interest, which shall accumulate from and after the date notice of rescission from Alberta Innovatesat the prime rate for commercial loans fixed by the Royal Bank on Canada at that date, plus 3%. Such debt plus accrued interest is due and payable within forty-five (45) days of Alberta Innovates delivering the notice of rescission. For clarity, Alberta Innovates will not require the Applicant to repay portions of the Investment where a Milestone could not be completed, or one of the desired outcomes of the Project was not achieved, despite the best efforts of the Applicant. Alberta Innovates acknowledges that unforeseen technical issues and other delays may occur which are outside the Applicant’s reasonable control, and for that reason the Applicant is offered the opportunity to request an amendment to this Investment Agreement, per the procedure set out in ARTICLE 5.1 above - Changes and Review Procedure. Alberta Innovates may however require the Applicant to repay all or a portion of the Investment in any of the circumstances listed above where there is evidence of misuse of the Investment, a serious breach or Default, or other egregious behaviour on the part of the Applicant, as determined by Alberta Innovates in its sole discretion.

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6.	Intellectual Property

Alberta innovates makes no claim to any Intellectual Property generated as a result of its Investment in the Project. The Applicant acknowledges the importance to Alberta Innovates that any Intellectual Property that may be generated through the Project be used to the benefit of Alberta and Albertans. Ownership of any Intellectual Property developed through the Project will follow the practices of the Applicant and the agreement(s) to which the Applicant is a party, and a copy of such agreement must be provided to Alberta Innovates as proof of compliance with this requirement upon request, and on a strictly confidential basis.

7.	Representations and Warranties

Alberta innovates represents and warrants that:

a.	it is a Provincial research and innovation corporation established pursuant to the laws of Alberta and is in good standing under the laws of such jurisdiction;
b.	it has all necessary power and authority to enter into, deliver, and perform its obligations under this Investment Agreement and all necessary action has been taken to approve this Investment Agreement and the transactions contemplated herein; and
c.	the entering into and performance of this Investment Agreement does not violate or breach any other agreement to which Alberta Innovates is a party, or any of its constating documents.

8.	Representations of the Applicant

The Applicant represents and warrants that, both at the time of signing this Investment Agreement and throughout the Term:

a.	all information contained in the Applicant, together with any other documentation provided to Alberta Innovates in relation to the Project is accurate and complete, and will remain so in all material respects during the term of this Investment Agreement;
b.	it has made full, true and plain disclosure of all facts relevant to the Project and its commitments under this Investment Agreement and will comply with same throughout the term, including specifically any ongoing disclosure and reporting obligations;
c.	it has all necessary power and authority to execute, deliver and perform its obligations under this Investment Agreement and all necessary action has been taken by it to approve this Investment Agreement and the transactions contemplated hereby;
d.	the entering into and performance of this Investment Agreement does not violate or breach any other agreement to which it is a party or any of its constating documents, and that throughout the Project it will remain an eligible entity under the guidelines set out in the Program Guide;
e.	it will ensure that the individuals named in the Project who are employees or contractors of the Applicant will be assigned to or otherwise enabled to perform their respective roles in the Project;
f.	it will complete the Project in accordance with Schedule D and the Application;
g.	it will only use the Investment solely for Eligible Expenses related to the Project; and
h.	it will not change the Project in any way from what is set out in the Application without the prior written consent of Alberta Innovates, which consent may be withheld for any reason.

9.	Records, Reporting and Monitoring

During the Term and for a period of (5) years thereafter, the Applicant shall maintain or cause to be maintained full, accurate and complete records ofthe activities conducted in furtherance of, and the results achieved through the conduct of the Project, including without limitation full, accurate and complete records and books of account relating to the receipt and expenditure of the investment. The Applicant acknowledges that certain records required to be maintained under this Investment Agreement may be subject to the protection and access provisions of the Freedom of Information and Protection of Privacy Act (Alberta) (FOIP). Alberta Innovates may, from time to time, upon reasonable prior notice to the Applicant, audit or examine the records or books of account to be maintained in accordance with this section. The costs of any such audit, examination or report shall be paid by Alberta Innovates unless such audit, examination or report reveals a breach of this Investment Agreement or a failure by the Applicant to maintain proper records as required by this section, in which case the costs shall be paid by the Applicant.

Alberta Innovates shall be entitled, at reasonable times and upon reasonable prior notice to the Applicant to have their authorized agents attend at the premises of the Applicant to have their authorized agents attend at the premises of the Applicant or the location where the Project is being carried out for the purposes of examining the files, documents, records and other assets pertaining to the Project, or to assess whether the Applicant is complying with the terms of this Investment Agreement. The Applicant agrees to provide Alberta Innovates’ authorized agents with all such assistance as may be reasonably required during such inspection. For clarity, such right of inspection shall be limited to the purpose of ascertaining whether this Investment Agreement has been complied with, and Alberta Innovates will not have any general right to obtain custody or copies of the records of the Applicant except as contemplated by this section.

10.	Forms

The Applicant agrees to use Alberta Innovates’ standard form documents and other forms or reporting templates which may be provided by Alberta Innovates from time to time during the course of completing and reporting on the Project. Alberta Innovates may update or amend its standard form from time to time without notice to the Applicant. Accordingly, the Applicant is encouraged to access the particular form from Alberta Innovates at the time it is required in order to ensure the most current version of the form is used.

11.	Publications and Public Messaging

All publications, presentations and public messages concerning the Investment, or the Project must acknowledge the contribution of Alberta Innovates, the Ministry of Jobs, Economy and Innovation, and the Government of Alberta, where applicable, and be provided to Alberta Innovates in draft form for review to ensure appropriate acknowledgement is included in accordance with this Section 11, such confirmation to be received no later than ten (10) Business Days from the date of the request. Use of the full legal name ‘Alberta Innovates’ is required, rather than ‘AI’ or a similar acronym. Such approvals shall not be unreasonably withheld. Alberta Innovates’ financial support or investment in a Project in no way constitutes an endorsement of the Project or the Applicant, and any suggestion or statement that Alberta Innovates endorses or approves of a Project or a party involved in the Project is strictly prohibited and may result in termination of this Investment Agreement by Alberta Innovates.

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12.

13.

14.	Non-Confidential Information and Publication of Non-Confidential Information

In accordance with ARTICLE 4, the Applicant acknowledges and agrees that, as a public body, Alberta Innovates is required to report on and promote the success of innovation initiatives within the Province of Alberta. Accordingly, Alberta Innovates may publish and/or disseminate in the public domain certain information about the Project contained in the Application, but only where such information is explicitly marked as ‘non-confidential’. Alberta Innovates may also use and disclose the Final Report in accordance with the terms of ARTICLE 4.3.

15.	Freedom of Information

Alberta Innovates is governed by FOIP. This means Alberta Innovates may be asked to disclose the information received under this Investment Agreement, or other information delivered to Alberta Innovates in relation to the Project, when an access request is made by anyone in the general public.

In the event an access request is received by Alberta Innovates, exceptions to disclosure within FOIP may apply. If an exception to disclosure applies, certain information may be withheld from disclosure. The Applicant is encouraged to familiarize itself with FOIP. Information regarding FOIP can be found at http://www.servicealberta.ca/foip/.

16.	Liability and Indemnities

Alberta Innovates shall not be liable in any way whatsoever to the Applicant or any of its directors, officers, employees, agents, personal legal representatives and/or heirs for any losses, damages or claims, including but not limited to indirect, incidental, consequential, or special damages or any loss of profits, loss of business opportunity, loss of revenue, or any other loss or injury suffered or arising in any way whatsoever in the course of the Project, whether arising before or after submitting an Application or entering into the Investment Agreement with Alberta Innovates.

The Applicant agrees to indemnity, defend and hold harmless Alberta Innovates, its directors, officers, employees and agents against and from any and all third party claims, demands, actions and costs whatsoever (including legal costs on a solicitor and his own client full-indemnity basis) that may arise directly or indirectly out of any act or omission of the Applicant, or any of its directors, officers, employees, contractors, agents or legal representatives or the negligence or tortious act or willful misconduct of the Applicant or any of its directors, officers, employees, contractors, agents or legal representatives in relation to their obligations under this Investment Agreement.

This section will survive termination or expiry of this Investment Agreement.

17.	Insurance

The Applicant shall, at its own expense and without in any way limiting its liabilities herein, insure its operations under a contract of General Liability Insurance, in accordance with the Insurance Act (Alberta), in an amount of not less than $2,000,000 inclusive per occurrence, insuring against bodily or personal injury and property damage, including the loss of use thereof. Such insurance must be in place before the signing of this Investment Agreement and shall be maintained during the Term. The Applicant acknowledges that no protection is available from Alberta Innovates for any third-party claims pursuant to the Project. The Applicant shall provide a certificate of insurance when requested by Alberta Innovates. Where permitted by its constating documents and bylaws, the Applicant may elect to self-insure its obligations under this section.

18.	Dispute Resolution

In the event of any dispute regarding the interpretation of any provision of this Investment Agreement, the Parties agree to refer the matter to join discussion by senior officials of the Applicant and Alberta Innovates. If such senior officials cannot resolve a dispute, the Parties may agree to participate in mediation with a mutually acceptable mediator. Mediation will proceed on the following basis:

a.	if the Parties cannot agree on a mediator they will ask the President or Executive Director of the Alberta Arbitration and Mediation Society to assist in the selection process;
b.	the Parties will share the cost of the mediator equally and bear their own costs incurred with respect to the mediation, including but not limited to any legal costs;
c.	no evidence of anything said or of any admission or communication made in the course of the mediation shall be admissible in any further legal proceedings, except with the consent of all Parties; and
d.	any resolution reached will be based on the full participation of an agreement between the Parties.

For clarity, nothing in this Investment Agreement shall abrogate Alberta innovates’ rights to seek judicial or equitable relief or to enforce the terms of this Investment Agreement in a court of law.

19.	No Partnership, Joint Venture or Agency

Nothing in this Investment Agreement shall be deemed to create a partnership, joint venture, association, agency, trust, or employer-employee relationship and no Party shall be authorized to hold itself out or to act as the agent or employee of any other Party for any purpose whatsoever.

20.	Governing Law

This Investment Agreement shall be governed by the laws of the Province of Alberta and the laws of Canada applicable therein and the Parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Alberta for all disputes arising under this Investment Agreement.

21.	Interpretive Aids

All references to the singular include the plural and vice versa and references to one gender include both genders and gender-neutral parties, where applicable. Derivations of terms or expressions defined herein shall have a corresponding meaning to the defined term or expression. The headings, article and section references appearing in this Investment Agreement are for convenience and ease of reference only and in no way define, limit or describe the scope or intent of this Investment Agreement or any part thereof.

All of the provisions of this Investment Agreement shall be construed to be covenants and agreements as though the words specifically expressing covenants or agreements were used in each separate provision hereof. All recitals and schedules to this Investment Agreement are expressly incorporated herein. Any references to a statue include all applicable regulations, all amendments to that statute or applicable regulations and any statue or applicable regulation that supplements or replaces such statutes or application regulations, as the case may be. All monetary references are in lawful currency of Canada.

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22.	Assignment

Alberta Innovates may assign its rights under this Investment Agreement to an ‘affiliate’ (as that term is defined in section 2(1) of the Business Corporations Act (Alberta)) or successor entity on written notice to the Applicant.

23.	General Terms and Conditions

A waiver of any provision of this Investment Agreement must be in writing and signed by the Party providing the waiver, and is legally binding only in the specific instance and for the specific purpose for which it was given. The failure or delay of any Party to exercise any right under this Investment Agreement does not constitute a waiver of that right. No single or partial exercise of any right will preclude any other or further exercise of that right or the exercise of any other right, and no waiver of any of the provisions of this Investment Agreement will constitute a waiver of any other provision (whether or not similar).

If any provision of this Investment Agreement or its application to any Party or circumstances is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, it will be ineffective only to the extent of its illegality, invalidity or unenforceability without affecting the validity or the enforceability of the remaining provisions of this Investment Agreement and without affecting its application to the other Parties or circumstances.

This Investment Agreement does not and is not intended to confer any rights or remedies upon any Person other than the Parties. Any third party is not entitled to rely on the provisions of any project document in any action, suit, proceeding, hearing or other forum.

This Investment Agreement, including all schedules hereto, constitutes the entire agreement between the Parties as they relate to the obligations of Alberta Innovates under the Program. This Investment Agreement supersedes all other understandings, agreements and representations with Alberta Innovates. There are no representations, warranties, terms, conditions, covenants or other understandings, express or implied, collateral, statutory or otherwise from Alberta Innovates that the Parties are relying on in entering into and completing the Project. The Parties hereto acknowledge and agree that: (i) each Party has read and understands the terms and provisions of this Investment Agreement; and (ii) the terms and provisions of this Investment Agreement will be construed fairly as to all Parties hereto and not in favour of or against any Party, regardless of which Party was generally responsible for the preparation of this Investment Agreement.

Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out this Investment Agreement

If any act is required by the terms of this Investment Agreement to be performed on a day which is not a Business Day, the act will be valid if performed on the next succeeding Business Day.

This Investment Agreement may be executed in any number of counterparts and delivered via facsimile or electronically in portable document format. Each such counterpart, when so executed and delivered, shall be deemed an original and all such counterparts, when taken together, shall constitute one and the same instrument.

This Investment Agreement may be modified or amended by mutual agreement of the Parties. Depending on the nature of the change, Alberta Innovates will determine if a formal amending agreement is necessary, or if updated Schedules can be circulated electronically without the need for a formal amendment.

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Agreement Number: 202100733	Page 13 of 18	TIER 2020 - October 2020

Investment Agreement (TIER 2020)

SCHEDULE B – DEFINED TERMS

FOR THE PURPOSES OF THIS AGREEMENT, THE FOLLOWING TERMS ARE DEFINED TO HAVE THE CORRESPONDING MEANING:

a.	“Applicant” means the entity identified on the front page of this Investment Agreement who completed and submitted an approved application;
b.	“Applicant Representative” means the individual who is authorized to act on behalf of the Applicant;
c.	“Application” means the application submitted by the Applicant;
d.	“Business Day” means any day other than a Saturday, Sunday, or statutory holiday in the Province of Alberta;
e.	“Change of Control” means any change in Control of a Person, directly or indirectly, by any means whatsoever (whether by merger, plan of arrangement, sale of shares or other equity interest through a single transaction or a series of related transactions;
f.	“Contribution” means the financial contribution to be provided by the Applicant as detailed in ARTICLE 3;
g.	“Control” means one or more of the following:
i.	a body corporate is controlled by a Person if: (A) securities of the body corporate to which are attached more than 50% of the votes that may be cast to elect directors of the body corporate are beneficially owned by the Person; and (B) the votes attached to those securities are sufficient to elect a majority of the directors of the body corporate;
ii.	an association, partnership, or other organization is controlled by a Person if: (A) more than 50% of the ownership interests, however designated, into which the association, partnership or other organization is divided are beneficially owned by the Person; and (B) the Person is able to direct the business and affairs of the association, partnership, or other organization; and,
iii.	a Person that controls another Person is deemed to control any Person that is controlled or deemed to be controlled by the other Person;
h.	“Default” means any one (1) or more of the following:
i.	the bankruptcy or insolvency of the Applicant, including becoming the subject matter of any proceeding relating to its bankruptcy, insolvency, receivership, liquidation, dissolution, winding up or entering into a plan of arrangement or similar agreement with its creditors;
ii.	any breach of an obligation or failure to perform or observe any provision on its part under the Investment Agreement or, made by the Applicant and any such breach or default continues for a period of ten (10) Business Days after receipt of written notice from Alberta Innovates specifying such breach; or
iii.	failure by the Applicant to proceed with the Project, not carry out the Project, materially alter the Project without obtaining Alberta Innovates prior written permission as contemplated herein;
iv.	but provided that where Alberta Innovates gives notice of the occurrence of a Default and the Default is cured within ten (10) Business Days, notice that the Default is no longer continuing will be given to Alberta Innovates by the Applicant immediately after the Applicant becomes aware that the Default has been cured, and Alberta Innovates will not rescind its Investment on the basis of that Default;
i.	“Eligible Expense” means:
i.	labour costs (gross wages or salaries incurred at reasonable market rates) for those individuals who are specifically identified as performing the service which is directly attributable to the Project and thereby quantifiable or measurable. Accordingly, general overhead is not considered an Eligible Expense;
ii.	costs of materials, made at the lower of cost or fair market value, which can be specifically identified and quantified as having been incurred in the performance of the Project activities, and which are so identified and quantified consistently in the cost accounting practices of the Applicant;
iii.	acquisitions of property including capital improvements to facility premises and capital equipment (but excluding land and buildings), made at the lower of cost or fair market value, that are critical to the performance of the Project will be considered on a case by case basis upon submission to Alberta Innovates by the Applicant. The contribution will be pro-rated to the Project time frame based on asset’s expected economic life, if purchased, at industry standard depreciation rates with any residual undepreciated value attributed to the economic life of the asset remaining after Project completion being an Ineligible Expense;
iv.	acquisitions of software or information databases, made at the lower of cost or fair market value, that are critical to the performance of the Project will be considered. The cost of such technology will be pro-rated over the duration of the Project;
v.	additional direct operating costs (incurred at reasonable market rates), not falling within the categories of labour and materials, but which can be specifically identified and quantified as having been incurred, or to be incurred, in the performance of the Project activities and which are so identified and quantified consistently by the Applicant’s cost accounting practices;
vi.	costs relating to travel (including mileage, airfare (lowest economy class/excursion or other promotional type of air fare must be sought at the time of booking) and accommodation), meals, entertainment, hospitality and gifts; and,
vii.	any other cost which Alberta Innovates pre-approves in writing as an Eligible Expense.
j.	“Final Report” means the final report summarizing the outcomes of the Project, to be completed by the Applicant in the standard form no later than thirty (30) days after the Project Completion Date. The Final Report must provide accounting for all Project revenues and expenses, and include a concise summary of what the project has achieved, and compare the outcomes and performance of the Project with reference to the desired outcomes specified by Alberta Innovates, and the desired Project outcomes as stated in the Application and in this Investment Agreement;
k.	“Full Time” means a condition existing when, for a calendar month, a Person permanently employed by an SME averages at least thirty (30) hours of service per week, or one-hundred-thirty (130) hours of service per month;
l.	“Ineligible Expense” means any one (1) of the following:
i.	any cost that does not qualify as an Eligible Expense;
ii.	any cost incurred prior to formal approval of an Investment by Alberta Innovates, except where Alberta Innovates has provided written approval to include the cost as an Eligible Expense;
iii.	transactions between related parties;
iv.	provisions for contingencies;
v.	allowance for interest on debt;
vi.	losses on investments, bad debts and expenses for collection charges;
vii.	losses on other projects or activities outside the approved Project;

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Investment Agreement (TIER 2020)

viii.	fines and penalties;
ix.	unreasonable compensation for Project labour;
x.	costs for professional training & development;
xi.	Federal and Provincial income taxes, goods and services taxes;
xii.	costs related to land and buildings (for example, acquisitions, leases and/or leasehold improvements);
xiii.	depreciation and amortization charges;
xiv.	advertising costs, except reasonable advertising of an industrial or institutional character placed in trade, technical or professional journals for the dissemination of information for the industry or institution;
xv.	costs associated with applying for government grants and programs;
xvi.	costs of internships or support for students of knowledge institutions;
xvii.	basic professional services, fees and disbursements, such as ongoing routine accounting, tax and legal business requirements and financing fees unless directly related to the Project;
xviii.	routine testing and maintenance; and,
xix.	any other costs deemed ineligible by Alberta Innovates;
m.	“In-Kind” means a contribution in goods or services to the Project, as opposed to cash;
n.	“Intellectual Property” means tangible or intangible property in which Intellectual Property Rights subsist and/or that is subject to Intellectual Property Rights including, without limitation, ideas, formulae, algorithms, concepts, techniques, processes, procedures, approaches, methodologies, plans, systems, research, information, documentation, data, data compilations, specifications, requirements, designs, diagrams, inventions, technology, computer programs (including all related code), tools, products, knowledge, know-how and trade secrets;
o.	“Intellectual Property Rights” means:
i.	any and all proprietary rights anywhere in the world provided under: patent law, copyright law, trademark law, design patent or industrial design law, semiconductor chip or mask work law, trade secret law, or any other statutory provision or common law principle that provides a right in either intellectual property or the expression or use of intellectual property; and
ii.	any and all applications, registrations, licenses, sub-licenses, franchises, agreements or any other evidence of a right in any of the foregoing;
p.	“Investment” means the total amount of funding granted by Alberta Innovates to an Applicant and governed by this Investment Agreement;
q.	“Investment Agreement” means this Investment Agreement between Alberta Innovates and the Applicant, including all schedules hereto;
r.	“Milestone” means a major segment of the Project activities for the purpose of monitoring and measuring the progress of the Project, concluding in every case, with a critical “go/no go” decision and “Milestones” mean all major segments of the Project activities which comprise the entire Project;
s.	“Milestone Payment(s)” means the portion of the Investment allocated to a Milestone as described in the Milestone, Reporting and Payment Schedule attached as Schedule D;
t.	“Milestone, Reporting and Payment Schedule” means the schedule of Milestone Payments as set out in Schedule D of this Investment Agreement;
u.	“Parties” means the Applicant and Alberta Innovates, and “Party” means any one (1) of them;
v.	“Person” means any individual, body corporate, partnership, sole proprietorship, joint venture, trust, unincorporated association, unincorporated organization, and any other entity or organization of any nature whatsoever. Unless the context otherwise requires, any reference to a Person includes its heirs, administrators, executors and other legal representatives, successors and permitted assigns;
w.	“Program” means the TIER 2020 Program;
x.	“Program Guide” means the Program Guide for the program named in this Investment Agreement, a copy of which is available on the Alberta Innovates website.
y.	“Progress Report” means the report required by Alberta Innovates from the Applicant in the standard form, no later than thirty (30) days after the completion of each Milestone. The report must provide accounting for all Project revenues and expenditures, a concise summary of what the Project has achieved, and the status of performance of the Project addressing the specific outcomes in relation to the objectives of Alberta Innovates and the expected outcomes as stated in the Applicant’s Application and this Investment Agreement;
z.	“Project” means the scope of work to be performed by the Applicant, as first described in the Application, and as set out in the Milestone, Reporting, and Payment Schedule attached as Schedule D;
aa.	“Project Completion Date” means the date set out in Section 2.3 on which the Applicant anticipates completing the Project, understood to be the Milestone Completion Date of the last Milestone as indicated in Schedule D;
ab.	“Project Costs” means all Eligible Expenses incurred during the course of the Project;
ac.	“Project Start Date” means the date set out in Section 2.2 on which the Applicant can start incurring Project Costs, understood to be the Milestone Start Date of the first Milestone as indicated in Schedule D;
ad.	“SME” means, for the purposes of Program, a company with fewer than 500 Full Time employees and less than $50,000,000 annual gross revenue; ae. “Sub-Contractor” means an entity or individual which provides services and/or products to the Applicant that are required to perform the Project; af. “Term” means the Term of this Investment Agreement, as defined in ARTICLE 2 of the main body above; and
ag.	“Terms and Conditions” means the terms and conditions governing this Investment Agreement, as set out in Schedule A.

The preceding definitions are not exhaustive and other defined terms may be used throughout this Investment Agreement.

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Investment Agreement (TIER 2020)

SCHEDULE C – PROJECT DESCRIPTION

AS ATTACHED

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Investment Agreement (TIER 2020)

SCHEDULE D

MILESTONE, REPORTING, AND PAYMENT SCHEDULE (MRP)

AS ATTACHED

Agreement Number: 202100733	Page 17 of 18	TIER 2020 - October 2020

Investment Agreement (TIER 2020)

SCHEDULE E

PERFORMANCE MANAGEMENT AND EVALUATION

AS ATTACHED

Agreement Number: 202100733	Page 18 of 18	TIER 2020 - October 2020

Schedule C Template

Project # G202100733

NON-CONFIDENTIAL PROJECT SUMMARY

1.	Project Description (100 words)

AdvEn has developed a proprietary recipe and manufacturing process to produce high-performance activated carbon, trademarked “ASAC” (AdvEn Super Activated Carbon), from refinery residues and asphaltenes generated in bitumen partial upgrading. It utilizes Alberta’s rich bitumen resources as an excellent carbon precursor to manufacture clean-tech products beyond combustion. Compared to its worldwide peers, ASAC has record-breaking performance characteristics coupled with cost competitiveness. It has many applications, one immediate example of which is to build energy storage devices.

In the current project, AdvEn will expand an existing pilot plant to a commercial demonstration plant with a capacity of 300 tons/year.

2.	Application (75 words)

ASAC will provide a material technology platform that enables numerous proven or emerging downstream products for industrial and consumer uses. For example, similar products have been or can be made as an integral gradient in building energy storage devices such as batteries and supercapacitors, filtration for agriculture, biochemical, pharmaceutical, and medical applications, gas storage including hydrogen, CO2 capture, cosmetics. Many new applications can be developed by downstream entrepreneurs.

3.	Project Goals (125 words)

Its overall goals are to overcome the remaining technical challenges related to the ASAC production process and de-risk the scale-up of that process prior to full commercial production. For examples, it will demonstrate consistent production quality from a scaled-up facility – 300 tons/year. This is the final qualifier required by our customers before they can sign the purchase orders. It will also optimize the manufacturing process, enabling more cost-efficient operations.

4.	Benefits to Alberta (125 words)

AdvEn’s ASAC technology will greatly contribute to the clean resource initiative being pursued by Alberta government. Some examples are listed below:

(1)	Repurpose hydrocarbons/bitumen away from the usual combustion consumption eliminating associated downstream GHG emissions.

(2)	Convert hydrocarbon residues into superior performing advanced materials for the energy storage industry facilitating its broader adoption and greater utilization (batteries and supercapacitors).

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(3)	ASAC production generates greatly reduced indirect GHG emission. Its total energy consumption is 1/10th of the current commercial processes and its total GHG emission is 1/3.

(4)	ASAC uses lower production temperatures and eliminate hazardous chemicals (e.g., strong acids/bases) that are typically used in all other AC manufacturing processes.

5.	Project Image

CONFIDENTIAL PROJECT DETAILS

1.	Project Information

Project Title: Construction of 300T/year Commercial Demonstration ASAC Plant

Project Location: 9407 3 20th Avenue NW Edmonton, Alberta Canada

Project Start Date: 01/04/2020

Project Completion Date: 01/07/2022

2.	Project Summary

AdvEn has developed a proprietary recipe and manufacturing process to produce high-performance activated carbon, trademarked “ASAC” (AdvEn Super Activated Carbon), from refinery residues and asphaltenes generated in bitumen partial upgrading. Compared to current world-leading commercial products, ASAC has record-breaking performance characteristics coupled with cost competitiveness. It has many applications, the immediate of which is to build energy storage devices such as supercapacitors (SCs). In 2011, Dr. Elon Musk of Tesla predicted that, “SCs, not batteries, would be the breakthrough for EVs (Electric Vehicles)”. Tesla’s purchase of Maxwell in 2019, a world-leading supercapacitor manufacturer, is a testament to this statement by Dr. Musk.

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Our pilot plant has been operational since 2016, currently producing ASAC at an equivalent annual capacity of 5-10 tons, from carbon precursors like asphaltenes (a by-product from bitumen’s partial upgrading) and refinery residues (LC Finer Bottoms), agricultural wastes, plastic wastes and even raw bitumen. For the current project, AdvEn will build a commercial demonstration plant with a capacity of 300 tons/year. It will overcome the remaining technical challenges related to the ASAC production process and de-risk the scale-up of that process prior to full commercial production.

AdvEn’s ASAC technology can greatly contribute to the clean resource initiative.

Some example contributions are listed below:

(1) Repurpose hydrocarbons/bitumen away from the usual combustion consumption eliminating associated downstream GHG emissions.

(2) Converts hydrocarbon residues into superior performing advanced materials for the energy storage industry facilitating its broader adoption and greater utilization (batteries and supercapacitors).

(3) ASAC production generates no direct CO2 emissions and greatly reduced indirect GHG emission. Its total energy consumption is 1/10th of the current commercial processes and its total GHG emission is 1/3.

(4) ASAC uses lower production temperatures and eliminate hazardous chemicals (e.g., strong acids/bases) that are typically used in all other AC manufacturing processes.

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3.	Work Plan

Project Title			
AdvEn Industries - 300T/year ASAC Commercial Demonstration Plant			
Total Project Costs	Estimated start date	Estimated end date	Project timeline (months)
$13,791,880	01/11/2020	01/07/2022	20

Milestone 1	Title:	Plant Design, Land Lease & Facility Acquisition	Start Date:	01/04/2020	End Date:	01/02/2021	Duration (months):	10
	Lead and Time Allocation:		Budget:	$300,000	% of Project Timeline:	50%	% of Total Cost:	2%

Task Description	Deliverable	Estimated Start Date	Estimated End Date
Finalize plant process flow (first-order process design)	Research and finalize the first-level process design	01/04/2020	01/08/2020
Select major equipment	Research, negotiate and finalize technical specifications and purchase of major equipment	01/06/2020	30/11/2020
Finalize detailed engineering design	Study and finalize detailed engineering design for major process steps and material transfer between them: feedstock mixing, treatment of exhaust from carbonization, washing and treatment of waste water, drying and packaging.	01/06/2020	01/02/2021
Evaluate and select plant site location	Finalize plant site lease	01/07/2020	01/10/2020

Milestone 2	Title:	Sales & Feedstock Agreement(s)	Start Date:	01/06/2020	End Date:	01/12/2020	Duration (months):	6
	Lead and Time Allocation:		Budget:	$48,000	% of Project Timeline:	30%	% of Total Cost:	0%

Task Description	Deliverable	Estimated Start Date	Estimated End Date
Meeting (introduction, technology and commercial pitch) Negotiations Manage and Grow relationships	Sign - Secure Agreement with Feedstock Provider (i.e. Shell Scotford Refinery) Receive first delivery of Feedstock by Dec 2020 Draft marketing strategy - revised website, customer meetings	01/06/2020	01/12/2020

Milestone 3	Title:	Equipment Procurement	Start Date:	01/11/2020	End Date:	01/04/2021	Duration (months):	5
	Lead and Time Allocation:		Budget:	$5,221,059	% of Project Timeline:	25%	% of Total Cost:	38%

Task Description	Deliverable	Estimated Start Date	Estimated End Date
PO issued and active vendor management till FAT (factory acceptance test) completed - overseas equipment	Equipment arriving on-time and in contracted quality.	01/11/2020	01/04/2021
Study and finalize local vendor options	To secure local suppliers for portion of the total equipment cost (Goal 30-50%). Examples include storage tanks, vessels, bins, centrifuges, support, foundation, and etc	01/12/2020	01/04/2021

Milestone 4	Title:	Facility Construction & Plant Commissioning	Start Date:	15/11/2020	End Date:	01/07/2021	Duration (months):	8
	Lead and Time Allocation:		Budget:	$2,297,583	% of Project Timeline:	40%	% of Total Cost:	17%

Task Description	Deliverable	Estimated Start Date	Estimated End Date
Facility construction and improvement: 1. Layout design, office construction, storage tank installation, floor constructed, electrical wiring, ventilation system, water supply, supporting infra structure, etc. 2. Manpower is planned, recruited and training gradually in accordance with the project progression. This is a continuing work.	Office ready for employees to move in; Floor, water, electricity and other supporting structures ready for accepting equipment; Storage tank ready for receiving the first feedstock delivery; Employees are recruited and properly trained. This is a process continuing throughout the project, esp. before the plant is fully operational.	15/11/2020	01/02/2021
Pre Commissioning: 1. Factory Acceptance Test (FAT) is performed on-site to examine the operation of each equipment before being shipped out of the factory; 2. Individual equipment test after arriving at the plant.	All equipment tested and tuned for operation as designed/expected before they are shipped out of the factories. Equipment tested for their functions and warranty repairs are requested if necessary.	01/01/2021	01/04/2021
Assemble: Equipment is installed, connected and finally tested for operation in the assembly.	The production line is properly installed and ready for production commissioning.	01/04/2021	01/05/2021
Plant Commissioning: Full commissioning of the facility to ensure the entire production line can operate smoothly.	Production line 100% ready to start operations.	01/05/2021	01/07/2021

Milestone 5	Title:	Plant Operations (1st Year)	Start Date:	01/07/2021	End Date:	01/07/2022	Duration (months):	12
	Lead and Time Allocation:		Budget:	$5,925,238	% of Project Timeline:	60%	% of Total Cost:	43%

Task Description	Deliverable	Estimated Start Date	Estimated End Date
Validation on product consistency: 1. Samples to battery and supercapacitor first and then, filtration 2. Walk along the steps to check consistency in feedstock, processing and operation 3. Follow the sequence of internal validation first and then outside by signed end users, i.e., 3.1 Produce first batches and internal QA/QC testing to ensure ASAC to spec 3.2 Send ASAC to customers for their testing - confirm consistency. Iteration between 3.1 and 3.2 may be needed. 3.3 Lock in long term POs/contracts being signed before moving to the next end user	Batch samples from the production plant to be sent to end users for their final validation before the PO is signed. Firm confirmation of longer term POs and customer contacts are signed with the end users	01/07/2021	01/10/2021
Process Optimization: 1. Produce the quality/quantity committed in the signed PO's. 2. Expand the ASAC types to be produced from the plant, pursue additional end user engagements and eventually gain their signed PO's. 3. Optimize to reduce operation cost	Ensure product consistency Identify process optimization opportunities and debottleneck Optimize ASAC output yield with base case feedstock (LC fine bottoms) Establish a high production line reliability (99% uptime) Deliver all ASAC product to customers, meeting their volume, quality and time requirements	01/10/2021	01/07/2022

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4.	Budget Table

5.	Contributing Partners

Consortium members who make in-kind contributions:

Company:	Flow Filters Corp. (Ontario, Canada)
Description:	Produce high quality air filters for the agriculture industry
Application:	Use of ASAC for high end air/odour filtration in high humidity crop environment
Business Opportunity:	Potential ASAC volume required – 100-150 MT/year in 2021-2023
Status:	Initial validation testing of ASAC is ongoing. Filter products to be tested by end users in the near term.
As a consortium partner, has committed $200k CAD in kind development support

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Project # G202100733

Company:	University of British Columbia
Description:	A research group focusing on advanced nanofabrication, nanomaterials and nanotechnology, energy storage systems and next-generation batteries Use of AdvEn’s activated carbons for the development of Li-Te batteries
Application:	Development of new markets for ASAC products
Business Opportunity:	Dr. Liu research group had finished electrode material selection and found that one of the products supplied by AdvEn Industries (ASAC-25) showed the best performances. A paper reporting the results of Li-Te batteries using ASAC-25 has been accepted to publish in Carbon. The research group is now in partner with Fenix Advanced Materials to commercialize its Li-Te battery technology. Fenix is a supplier of high purity Tellurium, one of the key chemical ingredients of Li-Te batteries. UBC group will be engaging with AdvEn in assessing ASAC-products from AdvEn’s demo plant for their performance and consistency in Li-Te battery application.
Status:	As a consortium partner, has committed $83k CAD in kind development support

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6.	Metrics

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SCHEDULE D - MILESTONE REPORTING AND PAYMENT SCHEDULE (MRP)

Payment Due Upon Execution:	$2,000,000.00
Milestone Number	Milestone Start Date	Milestone End Date	Applicant Cash Contribution	Applicant In- Kind Contribution	Total Applicant Contribution	Alberta Innovates Contribution	Total Value of Milestone	Report Due Date	Expected Payment Date by AI*

1	01/04/2020	01/02/2021	$348,000.00	$0.00	$348,000.00	$0.00	$348,000.00	03/03/2021

Milestone 1 Description	Title: Plant Design, Land Lease & Facility Acquisition Deliverables: as described in Schedule C Work Plan and engagement of team member with manufacturing expertise to fulfill funding condition found in funding notification letter

2	01/11/2020	01/04/2021	$2,471,059.00	$0.00	$2,471,059.00	$750,000.00	$3,221,059.00	01/05/2021	15/06/2021

Milestone 2 Description	Title: Equipment Procurement Equipment Deliverables: as described in Schedule C Work Plan

3	15/11/2020	01/07/2021	$1,797,583.00	$0.00	$1,797,583.00	$500,000.00	$2,297,583.00	31/07/2021	14/09/2021

Milestone 3 Description	Title: Facility Construction & Plant Commissioning Deliverables: as described in Schedule C Work Plan

4	01/07/2021	01/12/2021	$2,646,119.00	$283,000.00	$2,929,119.00	$175,000.00	$3,104,119.00	31/12/2021	14/02/2022

Milestone 4 Description	Title: Plant Operations (1st 6 mo - First Production - satisfy LOI for end users) Deliverables: as described in Schedule C Work Plan

5	01/01/2021	01/07/2022	$2,646,119.00	$0.00	$2,646,119.00	$175,000.00	$2,821,119.00	07/07/2022	14/09/2022

Milestone 5 Description

6			$0.00	$0.00	$0.00	$0.00	$0.00

Milestone 6 Description

7			$0	$0	$0	$0	$0

Milestone 7 Description

		Totals:	$9,908,880.00	$283,000.00	$10,191,880.00	$3,600,000.00	$13,791,880.00	Total Project Costs

Percent from AI:	26.10%	Percent from Applicant:	73.90%

202100733 - Submitted Schedule for AdvEn Industries Inc.	Page 1 of 1

SCHEDULE E – PERFORMANCE MANAGEMENT AND EVALUATION

I.	Program Overview

The Alberta Innovates Technology Innovation and Emission Reduction (TIER) Economic Recovery Program is intended to support “shovel ready” projects that will accelerate innovation in support of long-term competitiveness and stimulate growth in critically important sectors of Alberta’s economy.

The Program will provide near-term capital to innovators in critical Alberta industries, while also identifying opportunities and solutions for long-term economic recovery, investment attraction, job creation, and emissions reduction.

II.	Program Objectives

The objective of the program is advance innovative technologies that can:

•	lead to GHG emissions reduction;
•	increase Alberta industry competitiveness;
•	create or maintain skilled jobs within Alberta, and
•	will result in or enable future economic growth.

III.	Project Advisor

•	The Project will be assigned an Alberta Innovates Project Advisor whose role will be to regularly monitor project processes and performance to support milestone progression and outcome attainment.

•	Over the life of the Project, Alberta Innovates will employ an active project monitoring approach to support the Applicant in reaching project objectives.

•	Funding is tied to outcomes and achievement of results which will be evaluated via the submission of progress and performance outcome reports to Alberta Innovates through the Project Advisor.

IV.	Performance and Evaluation Data Collection

The Applicant shall be responsible for completing the following Data Collection Submissions during the term of the Agreement and for five years thereafter as outlined below:

1.	Greenhouse Gas (GHG) Emission Quantification Data Collection

•	The Applicant shall be contacted by Alberta Innovates GHG Consultant within the first three months after agreement execution to provide information in order to conduct a project level GHG quantification. The information will be obtained during the course of a telephone interview and Applicants may be required to obtain and provide follow-up information as needed.

•	Submission of this information shall be considered a project Milestone. Information must be provided to the satisfaction of the GHG Consultant prior to the Milestone and going forward payments being approved by the Project Advisor.

•	The applicant may be required to provide follow-up GHG information during the term of the Agreement as required.

2.	Statistics Canada Input Output Model Data Collection

•	The Applicant shall be required to complete and submit project budget breakdown and leveraged dollar information on an annual basis during the term of the Agreement. A template shall be provided to submit this information.

•	Submission of this information shall be considered a project Milestone. Information must be provided to the satisfaction of the Project Advisor prior to the Milestone and going forward payments being approved.

3.	Performance Indicator Data Collection

•	The Applicant shall be required to complete an annual performance indicator survey during the term of the grant and for five years thereafter.

•	Alberta Innovates shall track and report on key performance indicators including but not limited to the following:

Economic	•	Technology Readiness Level progression
Competitiveness	•	$ leveraged from individual sources including Federal government, industry and others
-Advance Discoveries	•	# of publications and relative citations
-Enable Technology and Platforms	•	# of innovations implemented (by project end date and during 5-years post-project reporting)
-Innovate and Commercialize	•	# of technologies commercially deployed (by project end date and during 5-years post-project reporting)
	•	# of clean technology patents filed (by project end date and during 5- years post project reporting
	•	# of Project partners (stakeholders reached)
Job Creation	•	# of researchers and innovators supported and trained
-Enhance Alberta’s Workforce	•	# of people employed by funded TIER activities

Prosperous Economy	•	$ generated to provincial GDP from TIER activities
	•	Total imports generated from TIER investment
	•	Total exports generated from TIER investment
Sustainable Environment	•	Cumulative GHG reductions from TIER projects forecasted to 2030/2040/2050
	•	Energy savings indicators
	•	Water savings indicators
	•	Renewable energy indicators
Climate Resiliency	•	Resilience/Adaptation capacity indicators

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